Exhibit 10.2

CONFIDENTIAL

Certain information contained in this exhibit has been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K, as indicated with the notation “[***]”, because such information is both not material and is the type that the registrant treats as private or confidential.
In addition, certain information contained in this exhibit has been redacted pursuant to  Item 601(a)(6) of Regulation S-K, as indicated with the notation “[###]”, because disclosure of such information would constitute a clearly unwarranted invasion of personal privacy.
Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. MGM Resorts International agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

ORIX CORPORATION AND MGM RESORTS JAPAN, LLC
SHAREHOLDERS’ AGREEMENT

EXHIBIT

Exhibit 1.1.1	MGM Competitors List
Exhibit 1.1.2	ORIX Competitors List

Exhibit 1.1.3	MGM RI Guaranty
Exhibit 2.1.3	Amended Articles of Incorporation
Exhibit 4.1.7	MGM Structure for Japan IR Investment (after Restructuring)
Exhibit 8.1.2	Reserved Matters
Exhibit 13.2.1	Chairman and CEO Rights and Roles

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made on February 10, 2022
BETWEEN:
(1)ORIX Corporation, a company incorporated in Japan, whose registered office is at 2-4-1 Hamamatsucho, Minato-ku, Tokyo (“ORIX”); and
(2)MGM Resorts Japan, LLC, a godo kaisha incorporated in Japan, whose registered office is at 1-1-1 Otemachi, Chiyoda-ku, Tokyo (“MGM”), together, the “Parties” and individually, a “Party”.
INTRODUCTION:
(A)The Parties desire to proceed with a contemplated Integrated Resort project in Yumeshima, Osaka, Japan, on an equal footing basis with joint control as described herein;
(B)the Parties have established a joint stock company (kabushiki kaisha) in Japan (the “Company”) for the purposes of planning, constructing, developing and operating an Integrated Resort featuring gaming facilities, food and beverage facilities, one or more hotels, entertainment facilities, MICE facilities, retail facilities, spa, travel and/or like facilities, in Osaka, Japan (the “Project”);
(C)the Parties intend to subscribe for Shares pursuant to Article 3 of this Agreement; and
(D)ORIX and MGM have agreed to enter into this Agreement for the purpose of setting forth their agreements regarding the business, funding, governance and management of the Company and certain other matters with respect to the Company and the Project.
IT IS AGREED as follows:
1.INTERPRETATION
1.1In this Agreement:
“A&R MOU” means that certain Amended and Restated Memorandum of Understanding regarding Draft Shareholders’ Agreement entered by and between the Parties dated December 23, 2021, as amended from time to time, including pursuant to Amendment No. 1 to the Amended and Restated Memorandum of Understanding regarding Draft Shareholders’ Agreement to be entered by and between the Parties immediately following the execution of this Agreement.
“Accounting Auditor” has the meaning given to it in Section 14.1;
“Additional Contributions” means any capital contributions that, in addition to the Base Contributions, are (i) reasonably required to be made under the Sponsor Support Letters or (ii) agreed between the Parties in writing;

“Adjourned Meeting” has the meaning given to it in Section 9.2;
“Affiliate” means, with respect to a Person, any other Person that is Controlled by, Controls, or is under common Control with such first Person, for so long as such control continues. For purposes of this Agreement, the Company shall not be deemed an Affiliate of either of the Parties, and no Party shall be deemed an Affiliate of the other Party;
“Affiliate Transferee” has the meaning given to it in Section 15.2;
“Agreements with Osaka Government” means the Basic Agreement, the Guaranty Letter, the Implementation Agreement, the Guaranty and Keep-well Letter, the Fixed-Term Lease Agreement, the Host Community Agreement (with City as Land Owner) and the Host Community Agreement (with City as Host Community), and any other written agreements entered into between the Company and the Osaka Prefecture and/or Osaka City in connection with any of the foregoing;
“Ancillary Agreements” means, collectively, the Casino Marketing Agreement, the Cost Sharing Agreement, the Development Management Agreement, the MGM Brand License Agreement, the [***], the TSA and the MGM Resorts International Guaranty;
“Annual Budget” means, at any time, the annual budget for the Project, as approved and amended from time to time in accordance with this Agreement, setting forth, among other matters, construction budgets, pre-opening costs, projected expenditures for operating expenses and capital improvements and projected revenues from each component of the Project;
“Anti-Bribery Laws” means, to the extent applicable to the Company or either Party from time to time, the US Foreign Corrupt Practices Act 1977, as amended, any rules and regulations thereunder, the UK Bribery Act 2010, any rules and regulations thereunder, the Unfair Competition Prevention Act of Japan (Fusei kyoso boushi ho) and any similar laws or regulations in any other jurisdiction and any other national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;
“Anti-Social Conduct” means:
(a)     a demand and conduct with force and arms;
(b)    an unreasonable demand and conduct having no legal cause;
(c)    threatening or committing violent behavior relating to its business transactions;
(d)    an action to defame the reputation or interfere with the business of any Party or the Company or any of its Subsidiaries by spreading rumor, using fraudulent means or resorting to force; or

(e)     other actions similar or analogous to any of the foregoing in any jurisdiction;
“Anti-Social Group” means:
(a)    an organized crime group (as defined in the Law relating to Prevention of Unjustifiable Acts by Gang Members of Japan (Law No. 77 of 1991, as amended));
(b)    a member of an organized crime group;
(c)    a person who used to be a member of an organized crime group but has only ceased to be a member of an organized crime group for a period of less than 5 years;
(d)    quasi-member of an organized crime group (bouryokudan jun-kosei-in);
(e)    a related or associated company of an organized crime group;
(f)    a corporate racketeer or blackmailer advocating social cause or a special intelligence organized crime group; or
(g)    a member of any other criminal force similar or analogous to any of the foregoing in any jurisdiction;
“Anti-Social Relationship” means in relation to a Person:
(a)    an Anti-Social Group controls its management;
(b)    an Anti-Social Group is substantively involved in its management;
(c)    it has entered into arrangements with an Anti-Social Group for the purpose of, or which have the effect of, unfairly benefiting itself or a third party or prejudicing a third party;
(d)    it is involved in the provision of funds or other benefits to an Anti-Social Group; or
(e)    any of its directors or any other person who is substantively involved in its management has a socially objectionable relationship with an Anti-Social Group;
“Articles” means the articles of incorporation (teikan) of the Company in effect from time to time;
[***]
“Audit and Supervisory Committee” means the audit and supervisory committee (kansa-tou-iinkai) of the Company from time to time;
“Audit and Supervisory Director” means a Director who is a member of the Audit and Supervisory Committee;

“Authorized Recipient” has the meaning given to it in Section 21.2.2;
“Base Contributions” means the capital contributions of the Shareholders as set forth in the Funding Schedule;
“Basic Agreement” means an agreement (kihon kyotei) to be entered by and between the Osaka Government and the Company, which sets forth basic terms and conditions of the Project;
“Basic Ratio” means: (a) with respect to Base Contributions prior to the Equity Syndication, 50% by ORIX and 50% by MGM, (b) with respect to Base Contributions on and after the Equity Syndication, 40% by ORIX, 40% by MGM and 20% by the Minority Shareholders (collectively), and (c) with respect to any Additional Contributions, 50% by ORIX and 50% by MGM, in each case of clauses (a) through (c) above, (i) unless otherwise agreed by the Parties or (ii) except to the extent otherwise required by the IR Act, the Finance Documents or the Agreements with Osaka Government;
“Board” means the board of directors of the Company from time to time;
“Board Regulations” means the regulation for the Board to be adopted by the Board from time to time;
“Business” has the meaning set out in Section 5.2;
“Business Day” means any day (other than a Saturday or Sunday) when banks in Japan are open for the transaction of normal business;
“Business Plan” means, at any time, the annual business plan for the Project, as approved and amended from time to time in accordance with this Agreement, setting forth the proposed planning, construction, development, operation, management, financing and marketing plans for each component of the Project;
[***]
“Casino License” means the casino license (menkyo) granted by the Casino Regulatory Commission under Article 39 of the IR Act;
“Casino Marketing Agreement” has the meaning given to it in Section 5.5;
“Casino Regulatory Commission” means the Japanese Casino Regulatory Commission;
“CEO” means the chief executive officer (Shacho) of the Company from time to time who shall also be a representative director of the Company;
“Certification of Area Development Plan” means the certification (nintei) of the area development plan (kuiki seibi keikaku) as defined in Article 2, Paragraph 9 of the IR Act, granted for the Project under the IR Act from time to time;
[***]

“Chairman” means the chairman (Kaicho) of the Company from time to time who shall also be a representative director of the Company;
“Chairman of the Board” has the meaning given to it in Section 8.4.1;
“Companies Act” means the Companies Act of Japan (Act No. 86 of 2005);
“Company” has the meaning given to it in the Introduction;
[***]
“Confidential Information” has the meaning set out in Section 21.1.3;
[***]
[***]
“Contribution” means any capital contribution to the Company in exchange for issuance of shares of the Company or any Shareholder Loan;
“Control” and its corollaries mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Equity Securities or other ownership interests, by contract, or otherwise);
[***]
“Development Management Agreement” means a development management agreement to be entered into among MGM, ORIX and the Company in the form and substance reasonably agreed upon between the Parties;
“Director” means a director of the Company;
“Dispute” has the meaning given to it in Section 25.1;
[***]
“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, third party right or interest or other encumbrance or security interest of any kind, or any other type of agreement or arrangement having similar effect including anything analogous to any of the foregoing under the Laws of any jurisdiction;
“Equity Securities” means, with respect to any Person that is not an individual, any and all shares of capital stock, membership interests, partnership interests, limited partnership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing;
[***]

“Fair Market Value” means the Fair Market Value of Shares as determined in accordance with the procedures set forth in Section 1.9;
“Finance Documents” means the Senior Facility Agreement, the Core Shareholders Support Letter, [***], the Security Documents and the Interest Rate Swap Agreement (in each case, as such terms are defined in the Financing Term Sheet), together with any ancillary agreements relating thereto, as such agreements may be amended, restated, supplemented, modified, refinanced or replaced from time to time, entered into between the Company or either Party or their respective Affiliates, on one hand, and on the other hand, the lenders or providers of loans or other indebtedness to the Company or otherwise to the Business;
“Financial Year” means, in relation to the Company, a 12-month financial accounting period as provided for in the Articles;
“Financing Term Sheets” means the financing term sheet attached to the Commitment Letters of Financing for the IR Establishment/Operation Business of the Specified Integrated Resort Facilities (tokutei fukugou kankoushisetsu setchi unei jigyou yuushi kakuyaku sho) in Yumeshima Area of Osaka, dated July 16, 2021, delivered by MUFG Bank, Ltd. and dated July 15, 2021, delivered by Sumitomo Mitsui Banking Corporation;
[***]
“Force Majeure Event” means [***];
“Full Governance Date” has the meaning given to it in the A&R MOU;
“Funding Schedule” means the funding schedule to be agreed by the Parties in writing (as amended from time to time by the Parties in writing) setting forth the planned equity contributions by the Shareholders to the Company for the Project, which funding schedule shall be consistent with the terms of the Agreements with Osaka Government and the Finance Documents;
“Gaming Regulation(s)” means all Laws, gaming license conditions or restrictions, and requirements of any agreement with a Governmental Authority, as amended from time to time, now or hereafter in effect or promulgated, pertaining to a gaming facility or the conduct of a Person holding a gaming license, including any contractual requirements or requirements imposed by any Governmental Authority (including any Gaming Regulatory Authority) pursuant to the jurisdiction and authority granted to it under applicable Laws;
“Gaming Regulatory Authority” means any Governmental Authority responsible for or regulating gaming or gaming activities in any jurisdiction, including any regulatory agency, commission, board, municipality, county, parish or other governmental body, including the Casino Regulatory Commission;
“Governmental Authority” means any domestic or foreign, national, federal, state, provincial or local governmental, regulatory, judicial, legislative, administrative or tax authority, department, court, arbitral body (whether private, public or otherwise), including any department, commission, board, agency, bureau, subdivision or instrumentality thereof;
“Gross Revenue” means the revenue from the core Integrated Resort business that the Company operates [***];
“Guaranty Letter” means a guaranty letter to be submitted by each of ORIX and MGM Resort International, respectively, to Osaka Government pursuant to the terms of the Agreements with Osaka Government;
“Guaranty and Keep-well Letter” means a guaranty and keep-well letter to be submitted by each of ORIX and MGM Resort International, respectively, to Osaka Government pursuant to the terms of the Agreements with Osaka Government;
“Implementation Agreement” means an agreement to be entered by and between the Company and the Osaka Government (jisshi kyotei), in accordance with Article 13, Section 1, of the IR Act;
“Insolvency Event” means, in relation to a specified Person, any of the following events:
(a)    an encumbrancer taking possession of, or a trustee being appointed in respect of, all or any material part of the business or assets of the Person, or any mortgage or charge, howsoever created or arising, over all or any material part of the business or assets of the Person being enforced;
(b)    the Person having a receiver, administrative receiver, administrator, compulsory manager, trustee, liquidator or other similar officer over the whole or any material part of its assets or undertaking appointed;
(c)    the Person being unable or admitting inability to pay its debts as they fall due;
(d)    a petition being presented or any corporate action, legal proceedings or other step being taken for the purpose of winding up the Person which is not withdrawn within thirty (30) days or which cannot reasonably be shown to be frivolous, vexatious or an abuse of the process of the court or which relates to a claim to which the Person has a good defense and which is being contested in good faith by the Person;
(e)    an order being made or resolution passed for the winding up of the Person or a notice being issued convening a meeting for the purpose of passing any such resolution;
(f)    any petition being presented, notice given or other step being taken for the purpose of any bankruptcy proceedings (hasan), corporate reorganization proceedings (kaisha kosei), civil rehabilitation proceedings (minji saisei) or special liquidation (tokubetsu seisan) which cannot reasonably be shown to be frivolous, vexatious or an abuse of the process of the court or which relates to a claim to which the Person has a good defense and which is being contested in good faith by the Person; or

(g)    any act, event or circumstance analogous to any of the aforesaid occurring in any jurisdiction in which the person is incorporated or established;
“Integrated Resort” means a resort comprised of specified complex tourist facilities (tokutei fukugo kanko shisetsu) as defined in the IR Act;
“Intellectual Property” means all proprietary and intellectual property rights existing anywhere in the world including all: (a) inventions (whether or not patentable), all improvements thereto and all patents and patent applications, and patent disclosures, including all continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon, (b) trademarks, service marks, trade dress, logos, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals of the foregoing, (c) works of authorship (whether or not copyrightable), copyrights, database rights and all applications, registrations and renewals in connection therewith, (d) trade secrets, know-how, technologies, protocols, methods, formulae, algorithms, plans, designs, specifications, research and development and confidential information, and (e) Software;
“IR Act” means the Act on Development of Specified Complex Tourist Facilities Areas (Act No. 80 of 2018) and any rules and regulations thereunder;
“JGAAP” means the Japan Generally Accepted Accounting Principles;
“Key Officers” means, collectively, [***];
“Law” means any and all laws, statutes, subordinate legislation, treaties, regulations, rules, resolutions, directives, decisions, by-laws, ordinance, codes, orders, decrees, injunctions or judgments of any Governmental Authority;
“Losses” means any losses, costs, liabilities, claims, damages, expenses (including reasonable attorneys’ fees), demands and causes of action of any nature whatsoever, whether or not involving a third party claim;
“MGM Brand License Agreement” means a brand license agreement to be entered into between an Affiliate of MGM and the Company in the form and substance reasonably agreed upon between the Parties;
“MGM Director” means a Director nominated by MGM (other than the Director that is the CEO);
“MGM Resorts International” means MGM Resorts International, a Delaware corporation;
“MGM Resorts International Guaranty” means that certain guaranty agreement, in the form attached hereto as Exhibit 1.1.3, dated as of the date hereof, by and between MGM Resorts International and ORIX pursuant to which MGM Resorts International guarantees the performance of MGM’s obligations under this Agreement (as modified by the A&R MOU for so long as the A&R MOU is in effect);

“Minority Director” means a Director nominated by the Minority Shareholders;
“Minority Shareholders” means the shareholders of the Company other than the Parties;
“MLIT” means the Ministry of Land, Infrastructure and Transportation of Japan as the permitting Governmental Authority of the IR Act;
[***]
“Non Audit and Supervisory Director” means a Director who is not a member of the Audit and Supervisory Committee;
[***]
“Non-Contributing Party” has the meaning given to it in Section 3.1.4;
[***]
“Notice” has the meaning given to it in Section 26.12.1;
[***]
“Opening Date” means the date of opening of the Integrated Resort operated by the Company, either in part or whole;
[***]
“ORIX Director” means a Director nominated by ORIX (other than the Director that is the Chairman);
[***]
“Osaka Government” means Osaka Prefecture and Osaka City;
“Permitted Encumbrances” shall mean Encumbrances arising as a result of or under the terms of (a) this Agreement or (b) Finance Documents or Agreements with Osaka Government which have been approved by the Board in accordance with Section 9.3;
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other legal entity, government or any agency or political subdivision thereof;
“Project” has the meaning given to it in the Introduction;
“Project Costs” means all amounts incurred by or on behalf of the Company in connection with [***];

“Project Documents” (a) until execution of the Senior Facility Agreement (as defined in the Financing Term Sheets), has the meaning given to it in Financing Term Sheets and (b) following execution of the Senior Facility Agreement, have the meaning given to it in the Senior Facility Agreement;
[***]
“Reserved Matters” has the meaning given to it in Section 8.1.2;
“Restricted Transferee” means [***];
“RFP” means the request for proposal procedure conducted by Osaka Government to determine an Integrated Resort operator in Yumeshima, Osaka;
“Sanctioned Person” means any Person that (a) is or has been the target of Sanctions, (b) is located in, organized under the laws of, domiciled or resident in a Sanctioned Country or (c) is owned or Controlled by any of the foregoing;
“Sanctioned Country” means a country or territory that is on the Specially Designated Nationals and Blocked Persons List or the List of Foreign Sanctions Evaders maintained by the United States Office of Foreign Assets Control;
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States Office of Foreign Assets Control;
[***]
“Shared Sponsor Liabilities” has the meaning given to it in Section 7.3(a);
“Shareholder Loan” means a loan made by a Shareholder to the Company or a bond issued by the Company to a Shareholder in lieu of such loan;
“Shareholders” means the Parties and the Minority Shareholders and any other Person to whom Shares have been transferred in accordance with the terms of this Agreement;
“Shareholding Ratio” means, with respect to any Shareholder, the proportion that the number of Shares held by such Shareholder bears to the aggregate number of Shares issued and outstanding at such time by the Company;
“Shares” means the shares of common stock of the Company, issued from time to time;
[***]
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) data, databases and compilations, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) all documentation, including user manuals and other training documentation, related to any of the foregoing;

“Sponsor Support Letters” has the meaning given to it in Section 7.3;
[***]
“Subsidiary” means, with respect to any Person, any other Person (i) Controlled by such first Person or (ii) of which such first Person is required under JGAAP or US GAAP to consolidate the financial results. For purposes of this Agreement, the Company shall not be deemed a Subsidiary of either of the Parties;
“Third Party Transferee” has the meaning given to it in Section 15.3;
“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, or issue, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, issuance, or similar disposition of, any Equity Securities;
“Transferring Party” has the meaning given to it in Section 15.2;
“TSA” has the meaning given to it in Section 5.3;
[***]
“US GAAP” means the US Generally Accepted Accounting Principles;
“Working Hours” means 9.30 a.m. to 5.30 p.m. on a Business Day.
1.2In this Agreement, a reference to:
1.2.1any statute or statutory provision includes a reference to the statute or statutory provision as amended, modified or re-enacted or both from time to time (whether before or after the date of this Agreement) and any subordinate legislation made under the statute or statutory provision (whether before or after the date of this Agreement);
1.2.2a Section or Schedule, unless the context otherwise requires, is a reference to a Section of, or schedule to, this Agreement;
1.2.3(unless the context otherwise requires) the singular shall include the plural, and vice versa;
1.2.4one gender shall include each gender;
1.2.5times of the day is to Japan time (except in relation to Section 26.12);
1.2.6“day” means calendar day unless Business Day is expressly specified;

1.2.7any Person include the successors and permitted assigns of that Person; and
1.2.8any other document referred to in this Agreement is a reference to that other document as amended, varied, novated, supplemented or replaced from time to time (other than in breach of the provisions of this Agreement).
1.3An email copy shall, unless otherwise specifically set forth herein, be deemed to satisfy the requirement of “in writing”, “written” and so on.
1.4The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
1.5The word “or” is not exclusive.
1.6The Schedules form part of this Agreement and shall have effect accordingly.
1.7The headings in this Agreement do not affect its interpretation or construction.
1.8If any action under this Agreement is required to be done or taken on a day that is not a Business Day (including the giving of any notice) or if the period during which any action or notice is required expires on a date which is not a Business Day, then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
1.9Whenever the Fair Market Value of Shares is to be determined in accordance with this Agreement, such Fair Market Value shall be determined as follows:
1.9.1[***].
1.9.2[***].
1.9.3[***].
1.9.4[***]
1.9.5[***]
2.THE COMPANY
2.1The Company
2.1.1ORIX and MGM, each as an incorporator (hokkinin) of the Company, have jointly incorporated the Company.

2.1.2The Company is a Japanese joint stock company (kabushiki kaisha) without a board of directors. On and after the Full Governance Date, the Company shall be a Japanese joint stock company with a board of directors (torishimariyakukai secchi kaisha).
2.1.3On and after the Full Governance Date, the Articles shall be substantially in the form set forth in Exhibit 2.1.3.
2.1.4Any transfer of Shares shall require Board approval. The Company is thus a company with restriction on transfer of its shares (joto seigen kaisha).
2.1.5ORIX and MGM have caused the Company to issue two hundred (200) Shares at JPY fifty thousand (50,000) per Share and JPY ten million (10,000,000) in aggregate, and each of ORIX and MGM have subscribed for one hundred (100) Shares.
2.1.6On a date prior to the Equity Syndication (such date to be separately agreed upon in writing by the Parties), ORIX and MGM shall cause the Company to issue Shares (the number and per share price of which will be separately agreed upon in writing by the Parties), and each of ORIX and MGM shall subscribe for an equal number of such Shares.
2.2Share Capital
2.2.1Until the issuance by the Company of Shares to the Minority Shareholders pursuant to Section 3.2.1 (the “Equity Syndication”), the Shareholding Ratio of the Parties shall be as follows:
(a)ORIX: 50%; and
(b)MGM: 50%;
provided that, for the avoidance of doubt, such Shareholding Ratio shall be subject to adjustment as applicable in connection with (x) [***], (y) any change of the Basic Ratio pursuant to mutual agreement of the Parties, or (z) Transfers of Shares by a Party in accordance with the terms of this Agreement.
2.2.2Following the Equity Syndication, the Shareholding Ratio of the Shareholders shall be as follows (or as otherwise agreed by the Parties):
(a)ORIX: 40%
(b)MGM: 40%
(c)Minority Shareholders (collectively): 20%
provided that, for the avoidance of doubt, such Shareholding Ratio shall be subject to adjustment as applicable in connection with (x) [***], (y) any change of the Basic Ratio pursuant to mutual agreement of the Parties, or (z) Transfer of Shares by a Party in accordance with the terms of this Agreement.

2.2.3Unless otherwise agreed by the Parties as a Reserved Matter, there shall be one class of Shares, being common shares (futsu kabushiki).
3.EQUITY CONTRIBUTIONS
3.1Contributions by Parties
3.1.1Each Party shall have the right and obligation to contribute its respective portion of each of the Base Contributions in accordance with the Basic Ratio pursuant to the Funding Schedule.
3.1.2Each Party shall have the right and obligation to contribute its respective portion of each of the Additional Contributions in accordance with the Basic Ratio.
3.1.3In the event that either Party reasonably believes that there is any need for an additional equity contribution to the Company, such Party may send a notice to the other Party setting forth the amount of the proposed contribution and the reasons that such contribution is necessary. If the Parties agree to such proposed contribution, it shall be treated as an Additional Contribution hereunder. In the event that the Parties do not agree to such proposed contributions [***].
3.1.4If a Party (the “Non-Contributing Party”) fails to make its portion of any Base Contribution or Additional Contribution [***].
3.1.5Except as otherwise provided in this Section 3, no Party shall be required to make any Contribution to the Company, unless otherwise agreed between the Parties.
3.2Contributions by Minority Shareholders
3.2.1The Parties shall cause the Company to take actions necessary for each Minority Shareholder to contribute its respective portion of each of the Base Contributions in accordance with its Basic Ratio.
3.2.2In the event that any Minority Shareholder fails to contribute its portion of any Base Contribution within [***] after it was due (the amount due from such Minority Shareholder, the “Minority Shortfall Amount”):
(a)[***];
(b)[***];
(c)[***]; and
(d)the Parties shall cause the Company to take actions necessary to effect funding by the Parties as contemplated in this Section 3.2.2.

3.3Terms of and Process for Contributions
3.3.1The Base Contributions and the Additional Contributions shall be in the form of a capital contribution to the Company. Subject to the terms of the Finance Documents, the Parties agree that capital contributions may only be made in cash, unless otherwise agreed between the Parties. The Parties agree that the timing and amounts of Base Contributions and Additional Contributions to the Company shall be determined by the Board in compliance with the applicable equity contribution requirements under the Finance Documents and the Agreements with Osaka Government.
3.3.2The Parties shall execute and perform all such documents and acts and exercise all such powers and rights available to them, including the convening of all meetings of the Board and Shareholders, and the passing of all resolutions by the Board and Shareholders, as are reasonably required to ensure that the Parties give effect to and fully implement (including by ensuring that their respective Director nominees approve and use all reasonable efforts to give effect to and implement), the Base Contributions and Additional Contributions in accordance with this Agreement.
3.3.3The obligations of each Party to make any of the Base Contributions or the Additional Contributions hereunder shall be subject to the execution of the Implementation Agreement. The Parties agree that the Company shall not execute the Implementation Agreement, and neither MGM Resorts International nor ORIX shall be required to execute the Guaranty and Keep-well Letter, unless all of the following conditions (as such conditions may be deemed to be amended, if applicable, pursuant to the last sentence of this Section 3.3.3) have been satisfied to the reasonable satisfaction of both Parties (it being understood and agreed that, notwithstanding anything to the contrary herein, neither ORIX nor MGM (including MGM Resorts International) shall have any liability to the other if any of the following conditions (as such conditions may be deemed to be amended, if applicable, pursuant to the last sentence of this Section 3.3.3) fail to be satisfied to its reasonable satisfaction):
(a)Tax treatment of income tax, consumption tax, and corporation tax, etc. with regard to the Project shall be reasonably expected (x) to not be less favorable than the assumptions made by the Parties at the time of drafting of the proposal documents (teian-sho) and (y) to be consistent in all respects with the contents of the “Outline of Tax Reform” by the MLIT for FY 2021 (specifically, the tax provisions set forth in (i) through (iv) below shall be reasonably expected to have been approved (and new legislation enacted, where necessary) by the National Tax Agency of Japan):

(i)casino income of non-residents and the premiums related to casino gaming provided to such non-residents shall be exempt from income tax;
(ii)the Company shall not be required to report individual gaming wins, submit records of payment (shiharai chousho), nor withhold income tax from Japanese residents;
(iii)revenues arising from casino business shall not be subject to consumption tax and shall be treated as non-taxable transactions. In addition, suspense consumption tax paid arising during the development period can be refunded in full, and, with respect to suspense consumption tax paid arising in connection with expenses of businesses other than casino business and cross-business common expenses during the operating period, the application of the purchase tax credit shall not be unreasonably restricted;
(iv)expenses for the premiums related to casino gaming shall be deemed to be deductible from taxable income for tax purposes.
(b)The Casino Regulatory Commission Rules promulgated by the Casino Regulatory Commission (i) shall have been enacted, (ii) shall not have any material adverse effect on the operations of the Project and (iii) shall not make it difficult to predict whether the Casino License will be granted;
(c)The Company (i) shall have obtained commitment letter(s) from financial institution(s) that reasonably secure the execution of the loan agreement(s)with the financial institution(s) and (ii) shall have a reasonable expectation that the Company will be able to draw down the funds under the Finance Documents (including a reasonable expectation that the Company will be able to execute construction contract(s) with the contractors in a manner that satisfies the conditions precedent for drawdown);
(d)With respect to the development of the Project, all of the conditions set forth in sub-paragraphs (i) through (iii) below shall have been satisfied:
(i)(A) no event or circumstance concerning the Land (as defined in the Basic Agreement; hereinafter the same in this Section) or its soil that would have a material adverse effect on the realization, operation, or investment return of the Project shall have occurred or shall be likely to occur (including, but not limited to, events or circumstances related to land conditions such as land subsidence, liquefaction, soil contamination, and soil disposal), and

(B) if any such event is discovered, the owner of the Land will cooperate with the Parties in ensuring the prevention of adverse effects due to such events and will take certain appropriate countermeasures (including the owner of the Land bearing reasonable costs for countermeasures (excluding costs that are estimated as project costs to be borne by the Parties under the project plan for the Project prepared by the Parties));
(ii)there shall be no likelihood that restrictions on the Construction Work (as defined in the Basic Agreement) by the Development of Public Infrastructure, Etc. (as defined in the Basic Agreement) will have a material adverse effect on the investment return of the Project; and
(iii)if it is found that the total costs required for the Full Opening of the IR Facilities (as defined in the Basic Agreement) will far exceed one trillion JPY due to the occurrence of unforeseen events (including those set forth in sub-paragraphs (i) and (ii) above), it shall be reasonably expected that the development of some of the Project Related Facilities (as defined in the Basic Agreement) or contents related to the Project can be postponed (including phased development) into the future;
(e)The COVID-19 situation shall have ended, and it shall be reasonably expected that domestic and overseas tourism demand shall recover to pre-COVID-19 levels;
(f)Neither Party shall have undergone an Insolvency Event, and each Party shall have a reasonable expectation that the other Party, in light of its financial condition, will be able to make its Contributions as contemplated hereunder; and
(g)No other material adverse events relating to development or operation of the Project shall have occurred that are outside the Company’s control.
In the event that (x) any of the conditions set forth in this Section 3.3.3 (as such conditions may be deemed to be amended, if applicable, pursuant to the last sentence of this Section 3.3.3) have not been satisfied to the reasonable satisfaction of both Parties, and (y) the Implementation Agreement fails to be signed within 90 days after the Certification of Area Development Plan, then, unless the Parties otherwise agree to (i) waive such conditions or (ii) extend the period set forth in clause (y) above in order to postpone their determination as to whether such conditions have been satisfied, the Parties shall cooperate to wind down the Project and terminate this Agreement.
The Parties acknowledge and agree that if the Osaka Government agrees to set forth the conditions for the execution of the Implementation Agreement by the Company in the Basic Agreement

and such conditions as set forth in the Basic Agreement are substantially the same as clauses (a) through (g) above, then, notwithstanding anything to the contrary in Section 26.5.1 regarding amendments to this Agreement, the conditions set forth in clauses (a) through (g) above shall be deemed to be automatically amended without any further action by the Parties to be the same as such conditions set forth in the Basic Agreement.
3.4[***]
4.REPRESENTATIONS AND WARRANTIES
4.1Representations and Warranties of MGM
MGM hereby represents and warrants to ORIX as follows as of the date of this Agreement:
4.1.1MGM is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and MGM has been in continuous existence since its incorporation.
4.1.2MGM has the right, power and authority, and has taken all steps necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each document to be executed by it hereunder. The execution, delivery and performance by MGM of this Agreement and each document to be executed by it hereunder has been, or will be when the relevant document is executed, duly and validly authorized and approved by all necessary action on the part of MGM.
4.1.3The execution, delivery and performance of this Agreement do not and will not:
(a)violate, conflict with or result in the breach of any provision of the organizational documents of MGM; or
(b)violate any Law applicable to MGM, or any director, officer or other Person acting on its behalf.
4.1.4MGM’s obligations under this Agreement and each other document to be executed by it hereunder are, or when the relevant document is executed will be, enforceable in accordance with its terms.
4.1.5None of MGM or its directors or officers or any other individual acting on its behalf and substantively involved in its management (i) is classified as an Anti-Social Group, (ii) is a Sanctioned Person or located in Sanctioned Country, or (iii) to the knowledge of MGM, has any Anti-Social Relationship or engages in Anti-Social Conduct, whether directly or indirectly through a third party.
4.1.6To the knowledge of MGM, there is no fact, circumstance or matter that would impair the ability of MGM to be licensed or otherwise found suitable, qualified or eligible by a Gaming Regulatory Authority. For the purposes of this Section 4.1.6, the “knowledge of MGM” shall mean the actual knowledge of any of the following individuals: [***].

4.1.7Attached hereto as Exhibit 4.1.7 is a true and correct structure chart of MGM showing each Person directly or indirectly owning any Equity Securities of MGM up to and including MGM Resorts International.
4.2Representations and Warranties of ORIX
ORIX represents and warrants to MGM as follows as of the date of this Agreement:
4.2.1ORIX is an entity duly organized, validly existing and in good standing, under the Laws of its jurisdiction of organization and has been in continuous existence since incorporation.
4.2.2ORIX has the right, power and authority, and has taken all steps necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each document to be executed by it hereunder. The execution, delivery and performance by ORIX of this Agreement has been duly and validly authorized and approved by all necessary action on the part of ORIX.
4.2.3The execution, delivery and performance of this Agreement do not and will not:
(a)violate, conflict with or result in the breach of any provision of the organizational documents of ORIX; or
(b)violate any Law applicable to ORIX, or any Affiliate, director, officer or other Person acting on its behalf.
4.2.4ORIX’s obligations under this Agreement and each other document to be executed by it hereunder are, or when the relevant document is executed will be, enforceable in accordance with its terms.
4.2.5None of ORIX or its Affiliates, directors or officers or any other individual acting on its behalf and substantively involved in its management (i) is classified as an Anti-Social Group, (ii) is a Sanctioned Person or located in Sanctioned Country, or (iii) to its knowledge, has any Anti-Social Relationship or engages in Anti-Social Conduct, whether directly or indirectly through a third party.
4.2.6To the knowledge of ORIX, there is no fact, circumstance or matter that would impair the ability of ORIX or such Affiliate to be licensed or otherwise found suitable, qualified or eligible by a Gaming Regulatory Authority. For the purposes of this Section 4.2.7, the “knowledge of ORIX” shall mean the actual knowledge of any of the following individuals: [***].

5.THE BUSINESS OF THE COMPANY
5.1General
5.1.1Each Party agrees to comply with the provisions of this Agreement, the Ancillary Agreements to which it is a party, and the Articles.
5.1.2Each Party shall exercise its voting rights and other rights as a shareholder in the Company (insofar as it is able to do so through the exercise of such rights) to procure that the Company complies with all of the terms and conditions of this Agreement, the Ancillary Agreements, and the Articles and to give full effect to the terms of this Agreement, the Ancillary Agreements and the Articles and the rights and obligations of the Parties as set out in this Agreement, the Ancillary Agreements and the Articles.
5.1.3Each Party shall procure that any Director (to the extent permitted under applicable Laws) designated by it from time to time shall exercise their voting rights and other powers and authorities in order to procure that the Company complies with all of the terms and conditions of this Agreement, the Ancillary Agreements and the Articles and to give full effect to the terms of this Agreement, the Ancillary Agreements and the Articles and the rights and obligations of the Parties as set out in this Agreement, the Ancillary Agreements and the Articles.
5.2Scope and conduct of the Business
Unless otherwise agreed by the Parties, the sole business of the Company (the “Business”) shall be the operation of the Project and the performance of the Company’s obligations contained in any agreements entered into by the Company relating to the Project, including any and all businesses incidental or relating to the foregoing.
5.3Technical Services After Opening
In accordance with a technical and services agreement (the “TSA”) to be entered into between the Company, MGM and ORIX on or before the Opening Date unless otherwise required by the Finance Documents, the Parties shall provide the Company with technical services/shared services following the Opening Date and the Company will pay [***].
5.4Development Services
5.4.1Within four (4) days after the execution of Implementation Agreement, the Parties shall, and shall cause the Company to, enter into the Development Management Agreement. The Parties shall discuss in good faith any modification or amendment to the Development Management Agreement required by the Casino Regulatory Commission.
5.4.2Pursuant to the Development Management Agreement, the Company shall pay a development services fee equal [***].

5.5Marketing Services
In accordance with an international casino marketing agreement (the “Casino Marketing Agreement”) to be entered into between the Company, MGM and ORIX on or before the Equity Syndication, the Company will pay [***].
5.6Brand Licenses
5.6.1The Project shall use the MGM brand, with the aim of maximizing the value of the Project. On or before the Equity Syndication, MGM shall cause an MGM Affiliate to, and the Parties shall cause the Company to, enter into the MGM Brand License Agreement. [***] The Parties shall discuss in good faith any modification or amendment to the MGM Brand License Agreement [***] required by the Casino Regulatory Commission.
5.6.2Pursuant to the terms and conditions of the MGM Brand License Agreement, the Company shall pay [***].
5.6.3Pursuant to the terms and conditions of the MGM Brand License Agreement, in exchange for the brand licensing fee, [***].
5.6.4[***]
5.7Commitment
5.7.1Each of the Parties shall use good faith efforts to provide to the Project with the level of non-monetary support reasonably necessary for the success of the Project.
5.7.2[***]
5.8Intellectual Property
The Company shall own all Intellectual Property developed or created for the Project. Except as expressly provided in this Agreement or the Ancillary Agreements, the Company shall not have any right to use any Intellectual Property owned by MGM, ORIX or any of their respective Affiliates.
5.9Cooperation for RFP and Regulatory Licenses
Each Party shall use commercially reasonable efforts to (a) do such acts and things as may be reasonably required or desirable for the Company to be successfully selected by Osaka Government as the Integrated Resort operator in Yumeshima, Osaka, and (b) cause the Company to prepare, file and process applications, and do such acts and things as may be reasonably required or desirable, to obtain the Certification of Area Development Plan, Casino License and all other necessary certification, licenses, registrations, findings of suitability and approvals that are required for the Company to develop and operate the Project. Further, each Party shall use commercially reasonable efforts to obtain approval (ninka) under Article 58 of the IR Act.

5.10Officers and Employees
The election of an individual to serve in any capacity with the Company is subject to any findings of suitability, qualifications or approvals required under applicable Gaming Regulations. For purposes of this Agreement, an individual shall be qualified to serve as an officer or in any other capacity, for so long as that individual is determined to be, and continues to be, qualified and deemed suitable by all Gaming Regulatory Authorities and under all applicable Gaming Regulations. In the event any such individual does not continue to be so qualified and suitable, that individual shall be disqualified and shall cease to be a Director, an officer or serve in such other capacity with the Company.
5.11Insurance
The Parties shall cause the Company to maintain commercially reasonable insurance coverage to be approved as part of the Business Plan and as required under the Finance Documents.
6.COMPLIANCE
6.1Anti-corruption Compliance
6.1.1Each Party shall take such actions as may be required to cause the Company and its Directors, Key Officers and employees to comply with Anti-Bribery Laws and the IR Act.
6.1.2The Parties acknowledge that the Board shall adopt appropriate business ethics, compliance, procurement, gifts and entertainment and other appropriate operation policies. Such policies will require the Company to conduct regular and effective anti-corruption training for its employees and agents and the Company will conduct regular anti-corruption risk assessments and compliance audits and will take appropriate action in the event that corruption or other breach of Law is detected.
6.2Compliance Committee
6.2.1The Parties agree that the Company shall establish a compliance committee (the “Compliance Committee”), pursuant to a written compliance plan reasonably acceptable to the Parties (the “Compliance Plan”). The Compliance Committee shall be composed of no fewer than three and no more than five individuals, appointed by the Board. Each member of the Compliance Committee shall be independent of the Company and the Parties, who, by virtue of their familiarity with law enforcement, regulated businesses, ethics, or gaming compliance, are sensitive to the concerns of Gaming Regulatory Authorities and capable of determining the existence or likelihood of an unsuitable situation. The Board shall establish its own standards for determining whether an individual is independent of the Company, but in no case may an individual be appointed as a member of the Compliance Committee if the individual is an employee, officer or executive of the Company, the Parties or any of their Affiliates.
6.2.2The Compliance Committee and the Compliance Plan will be responsible for ensuring compliance with Gaming Regulations applicable to the business operations of the Company, performing probity review background investigations with respect to employees, directors, vendors and others providing services to the Company; and performing probity review background investigations with respect to proposed transactions and associations.
6.2.3The Compliance Committee shall meet not less frequently than [***], and minutes of its deliberations shall be recorded in reasonable detail and promptly be submitted to the Board and the Parties. Each of the Parties shall be entitled to share such minutes and other information concerning the operations of the Company with regulators who have jurisdiction over such Party, but only to the extent required by such regulators. The Compliance Committee shall report directly to the Board and will also respond to any compliance-related inquiries by MGM or ORIX. The Company shall comply with the requests of the Compliance Committee for information.
6.2.4Except as otherwise provided in the Compliance Plan, the decisions, determinations and recommendations of the Compliance Committee shall not be binding on the Parties, the Company or the Board.
6.3Audit Rights
Upon the request of any two members of the Board, the Company shall engage a reasonably acceptable third-party compliance audit firm to audit the Company’s compliance with its Compliance Plan, anti-corruption policy or other compliance policies.
7.FINANCING OF THE COMPANY; SPONSOR SUPPORT
7.1ORIX and MGM agree to use commercially reasonable efforts to cooperate to cause the Company to obtain non-recourse finance from lenders. If completion guarantees or sponsor support is required to obtain construction finance in connection with the Project, ORIX and MGM Resorts International shall be severally but not jointly responsible to provide such guarantees or support (or provide such funds from its own resources) on a 50:50 basis (or such other ratio as agreed between the Parties). The Parties shall discuss in good faith and agree the details of any such completion guarantees or sponsor support, it being understood that in no event will such completion guarantees or sponsor support include any guarantee of debt. Each of ORIX and MGM Resorts International shall execute and deliver the Guaranty Letter and the Guaranty and Keep-well Letter to Osaka Government pursuant to the terms of the Agreements with Osaka Government.
7.2Each Party shall, in accordance with the Finance Documents, pledge their respective Shares or set up any other security package in relation to the Company if required under any Finance Document in relation to the Project.

7.3As between the Parties, the Parties agree that, with respect to any completion guarantees required under the Finance Documents and any obligation under the Guaranty Letter and the Guaranty and Keep-well Letter required to be submitted to Osaka Government (collectively, the “Sponsor Support Letters”):
(a)ORIX and MGM Resorts International shall each be liable for 50% (or, if the relevant Sponsor Support Letter sets forth different percentage(s) of liability for one or both of ORIX and MGM Resorts International, then such percentage(s)) of all the liabilities arising from a particular cause or event that are due and payable under the relevant Sponsor Support Letter (other than such liabilities as shall be borne solely by one of ORIX or MGM Resorts International, as the case may be, pursuant to the terms of the relevant Sponsor Support Letter, including the penalty liabilities under Section 8 of the Guaranty and Keep-well Letter, or due to the nature of the relevant cause or event) (such liabilities, “Shared Sponsor Liabilities”);
(b)If either ORIX or MGM Resorts International receives a valid written demand under a Sponsor Support Letter for Shared Sponsor Liabilities, it shall immediately notify the other and ORIX and MGM Resorts International shall discuss in good faith in an effort to agree upon (i) the merit of the demand, (ii) whether to dispute the demand, (iii) the amount to be borne by each of ORIX and MGM Resorts International and (iv) the timing of payment by ORIX and MGM Resorts International;
(c)If either ORIX or MGM Resorts International has paid more than its share of the Shared Sponsor Liabilities under a Sponsor Support Letter, then the other of ORIX or MGM Resorts International, as applicable, who has paid less than its share of the Shared Sponsor Liabilities shall pay the excess portion to the one who has paid more than its share of the Shared Sponsor Liabilities within [***] after written demand by the one who has paid more than its share of the Shared Sponsor Liabilities; provided that, in the event that ORIX or MGM Resorts International makes a payment of a Shared Sponsor Liability without the written consent or agreement of the other of ORIX or MGM Resorts International, as applicable, and such other party has reasonable grounds to dispute the relevant demand and is exerting reasonable efforts to dispute such demand, then the paying party shall only be able to recover under this Section 7.3 to the extent that such payment was required to be made under the relevant Sponsor Support Letter; and
(d)This Section 7.3 does not, and shall not be construed to, limit in any way either Party’s right to indemnification under Section 18.3; provided that a Party shall not be entitled to recover more than once in respect of the same Loss (i.e., no double counting) under this Section 7.3 and Section 18.3.

7.4MGM shall cause MGM Resorts International to comply with this Section 7.
8.BOARD OF DIRECTORS
8.1Management of the Company
8.1.1The Board shall be responsible for material decision-making and monitoring of the performance of the Key Officers’ duties in respect of the Business of the Company pursuant to the Companies Act. Without limiting the foregoing sentence, it is the intention of the Parties that the Board will serve as the primary decision-making body.
8.1.2Neither the Company nor any of its Subsidiaries shall, and no Party shall permit the Company or any of its Subsidiaries to, take any of the actions or approve any of the matters set forth in Exhibit 8.1.2 (the “Reserved Matters”) without the prior approval of the Board in accordance with Section 9.2 and Section 9.3. Before a matter which is a Reserved Matter is submitted or presented to the Board for approval, the Parties shall discuss and make reasonable efforts to reach a consensus on such matter in advance.
8.2Board composition
8.2.1From the date of incorporation of the Company until the date of the Equity Syndication, except as otherwise agreed between ORIX and MGM, the Company shall have eight Directors, and (a) ORIX shall be entitled to nominate four of such Directors [***] and remove and/or replace any ORIX Director appointed by it from time to time, and (b) MGM shall be entitled to nominate four of such Directors [***] and remove and/or replace any MGM Directors appointed by it from time to time.
8.2.2Following the date of the Equity Syndication:
(a)the Board shall consist of up to nine Directors.
(b)ORIX shall be entitled to nominate [***].
(c)MGM shall be entitled to nominate [***].
(d)[***]
(e)[***]
8.3Appointment and removal of Directors
8.3.1Any nomination of, or election to remove and/or replace, a Director by a Shareholder shall be made by such Shareholder by giving written notice to the Company.
8.3.2Each Party shall vote its Shares at the relevant shareholders’ meeting and take any other actions as may be necessary or desirable to effect and facilitate any appointment of any Director nominated by a Shareholder in accordance with Section 8.2 and any removal of such Director if the Shareholder with the right to nominate such Director elects to do so.
8.3.3The Non Audit and Supervisory Directors shall be appointed for one year terms as set out in the Articles and the Audit and Supervisory

Directors shall be appointed for two years terms as set out in the Articles. If no successor has been nominated as of the expiry of such term, the mandate of the Director shall be automatically extended until the date on which such Director is removed, resigns or is replaced in accordance with this Agreement.
8.3.4If at any time any Party (together with its Affiliate Transferees) ceases to hold any Shares, such Party shall procure the resignation of each Director appointed by it.
8.4Chairman of the Board
8.4.1Unless otherwise agreed by the Parties, the Chairman shall be the chairman of the Board (Gichou) (the “Chairman of the Board”).
8.4.2The Chairman of the Board shall chair Board meetings at which he or she is present but he or she shall not have a casting vote.
8.4.3If the Chairman of the Board for the time being is unable to attend any Board meeting, the Directors nominated by the Party who nominated the Chairman of the Board shall be entitled to appoint one of them to act as chairman at the meeting.
8.5Expenses of Directors
Any Director who incurs expenses in fulfilling his duties as a Director shall be entitled to have such reasonable expenses reimbursed by the Company.
8.6D&O Insurance and indemnification for Directors and Key Officers
8.6.1The Parties shall cause the Company to purchase and maintain in full force and effect, director and officer liability insurance from a reputable insurer in an amount and pursuant to terms reasonably acceptable to the Parties. All costs and expenses with respect to such insurance policy shall be borne by the Company.
8.6.2The Parties shall procure that, to the fullest extent permitted under applicable Laws, the Company shall defend, indemnify and hold harmless any current or former Director or Key Officer who is or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that the person is or was a director or officer of the Company against all Losses incurred by the person, except where the person acted or omitted to act in bad faith, engaged in fraud or willful misconduct, or acted with the knowledge that the person’s conduct was unlawful.
8.6.3The Parties shall cause the Company to enter into a limitation of liability agreement (sekinin gentei keiyaku) with all MGM Directors and ORIX Directors who are eligible under the Companies Act.

9.PROCEEDINGS OF BOARD MEETINGS
9.1Convening Board Meetings
9.1.1The Chairman of the Board may, and any two Directors may in case the Chairman of the Board fails to do so, at the request of a Director, convene a Board meeting at any time. The Directors shall hold Board meetings at the registered office of the Company or such other place as the Parties may mutually agree, at least four times a year and at least once every three months.
9.1.2Convocation notice for a meeting of the Board shall be issued in accordance with the Articles, the Board Regulations and the Companies Act.
9.2Quorum at Board Meetings
(a) The quorum for any Board meeting (including an Adjourned Meeting) shall be [***] Directors, (b) if a quorum is not present within 30 minutes of the time when the meeting should have begun or if during the meeting there is no longer a quorum, the meeting shall be adjourned and a convocation notice for another meeting of the Board shall be issued on such date being three (3) days after the date of the original Board Meeting (the “Adjourned Meeting”) and (c) notice of the Adjourned Meeting shall be given to all Directors and only matters to be resolved at the original Board meeting shall be considered at the Adjourned Meeting.
9.3Voting at Board Meetings
(a) The Board shall make all decisions by means of resolutions of the Board in accordance with the Articles, the Board Regulations and the Companies Act, (b) any Director who has a special interest under Article 369, Paragraph 2 of the Companies Act in a matter to be resolved at a Board meeting shall not participate in the discussions and the voting thereon, (c) a resolution of the Board shall be passed if affirmatively approved by at least seven Directors (including at least one MGM Director and one ORIX Director) and (d) to the extent permitted by the Articles, the Board Regulations and the Companies Act, the Board will be permitted to act by written consent in lieu of a meeting.
9.4Participation in Board meetings
A Director may participate in a Board meeting by means of telephone or video conference or similar form of communications equipment permitted under the Articles, the Board Regulations and the Companies Act which allows all persons participating in the meeting to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting and is counted in the quorum and entitled to vote.

9.5Language
All documents relating to a Board meeting including the agenda, materials prepared for the Board meeting and the minutes of the Board meeting shall be prepared in the Japanese language with English translation with all costs and expenses for any translation for the account of the Company.
10.AUDIT AND SUPERVISORY COMMITTEE
10.1Audit and Supervisory Committee Composition
The Audit Supervisory Committee shall consist of three Directors, [***] in accordance with Section 8.2 (each, an “Audit and Supervisory Director”), provided that, prior to the date of the appointment of Minority Director in accordance with Section 8.2.2(e), the Audit Supervisory Committee shall consist of [***].
10.2Audit and Supervisory Committee Convocation
A meeting of the Audit and Supervisory Committee shall be convened in accordance with the Articles and the Companies Act, unless all of the Audit and Supervisory Directors approve a shorter notice period. Such notice shall be accompanied by an agenda identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers to be discussed at the meeting.
10.3Audit and Supervisory Committee Quorum
The quorum for any Audit and Supervisory Committee meeting shall be such number of Audit and Supervisory Committee Directors representing a majority of Audit and Supervisory Committee Directors being present when the relevant business is transacted.
10.4Voting at Audit and Supervisory Committee Resolution
(a) The Audit and Supervisory Committee shall make all decisions by means of resolutions of the Audit and Supervisory Committee in accordance with the Articles, the regulation for the Audit and Supervisory Committee to be adopted by the board and the Companies Act, (b) any Audit and Supervisory Committee Director who has a special interest under Article 399-10, Paragraph 2 of the Companies Act in a matter to be resolved at an Audit and Supervisory Committee meeting shall not participate in the discussions and the voting thereon, and (c) a resolution of the Audit and Supervisory Committee shall only be passed if affirmatively approved by a majority of Audit and Supervisory Committee Directors [***].
10.5Participation and Language
Sections 9.4 and 9.5 shall apply to an Audit and Supervisory Committee meeting mutatis mutandis.

11.SHAREHOLDERS MEETINGS
11.1Shareholders Meetings
11.1.1Each shareholders meeting of the Company (kabunushi soukai) shall be held at the registered office of the Company or such other place as the Parties may mutually agree. Ordinary general shareholders meetings (teiji kabunushi soukai) shall be held within three months of the last day of each Financial Year, and extraordinary general shareholders meetings (rinji kabunushi soukai) shall be held from time to time as decided by the Board.
11.1.2A shareholders meeting shall be convened in accordance with the Articles and the Companies Act.
11.2Voting at Shareholders Meetings
The matters to be approved at a shareholders meeting, the quorum and requirements for such approval and other procedures are as set forth in the Companies Act and the Articles.
11.3Shareholders Meeting Documents
11.3.1The substance of the agenda at each shareholders meeting of the Company and the results of such meeting shall be recorded in minutes prepared and maintained by the Company.
11.3.2All documents relating to a shareholders meeting of the Company, including the agenda, materials prepared for the meeting and the minutes, shall be prepared in the Japanese language with the English translation with all costs and expenses for any translation for the account of the Company.
12.[***]
13.SENIOR MANAGEMENT
13.1Appointment of Key Officers
13.1.1Nomination of Key Officers
(a)ORIX shall, by giving written notice to the Company, have the right, exercisable at any time and from time to time, to propose one or more candidates for the following Key Officers:
[***]
(b)MGM shall, by giving written notice to the Company, have the right, exercisable at any time and from time to time, to propose one or more candidates for the following Key Officers of the Company:
[***]

(c)[***]
13.1.2The power and authority to appoint and remove any Key Officer, or any other officer of the Company, shall be vested solely in the Board (and in each case subject to the receipt of any approval required from a Gaming Regulatory Authority).
13.1.3The Board shall, no later than the time of appointment of each Key Officer, determine the powers and authority of such Key Officer, as well as the detailed responsibilities of such Key Officer, which shall be substantially in accordance with Exhibit 13.2.1 (in the case of the CEO and Chairman) and the roles and responsibilities of such Key Officer and shall be amended or updated from time to time by the resolution of the Board.
13.1.4Each Key Officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death, resignation or removal by the Board. Any Key Officer may be removed as such, either with or without cause, by the Board.
13.1.5Each Party shall cause any Director nominated by it to exercise his/her voting rights at the relevant Board meeting and take any other action as may be necessary or desirable to effect and facilitate the appointment, removal or replacement of the Key Officers in accordance with this Agreement.
13.2[***]
14.ACCOUNTING AND REPORTING
14.1Appointment of the Accounting Auditor
The Company shall have an accounting auditor (kaikei-kansa-nin) (the “Accounting Auditor”). The Accounting Auditor shall be nominated jointly by the Parties and appointed in accordance with the Companies Act and the Articles, and may be replaced upon Board approval as a Reserved Matter and the resolution of the shareholders’ meeting as necessary.
14.2Financial Year and Accounting principles
The first Financial Year in which the Company is formed shall start on the date of its incorporation and end on March 31, and any subsequent Financial Year shall start on April 1 of each year and end on March 31 of the next year. The Parties shall procure that the Company shall prepare its financial statements and procure that these will be reviewed and audited in accordance with JGAAP.
14.3Business Plan and Budgets
14.3.1The Parties shall cause the Company to prepare an initial Business Plan and an initial Annual Budget, which shall be agreed upon by the Parties.
14.3.2[***] prior to the beginning of each Financial Year, the CEO and the Chairman shall submit to the Board for its review and approval, a proposed Business Plan and a proposed Annual Budget for the Project for the upcoming Financial Year. Each Business Plan and Annual Budget shall be in a format that has been approved by the Board.
14.3.3[***]
14.4Distribution
Subject to the Board’s prior written consent and to the provisions set out in respect thereof in the Finance Documents, the Parties will cause the Company to declare and pay dividends when permissible under Japanese law and pro rata to the respective Shareholding Ratio from time to time. The Parties shall agree on a dividend policy.
14.5Reporting to the Parties
14.5.1In addition to the audited financial statements to be prepared in accordance with Section 14.2 above, the Parties shall be entitled to receive management reports on a quarterly basis, as well as unaudited accounts prepared on a quarterly basis.
14.5.2The Company shall:
(a)prepare its books and records in accordance with JGAAP;
(b)prepare and deliver to the Parties:
(i)the unaudited monthly statements of operation and balance sheet of the Company [***] following the last day of each calendar month, with reconciliations to US GAAP, where applicable and as appropriate;
(ii)the unaudited financial statements of the Company, with reconciliations to US GAAP, where applicable and as appropriate to allow Parties to fulfill reporting obligations, [***] following the last day of the Financial Year, only to the extent requested or required by either Party;
(iii)the audited financial statements of the Company, with reconciliations to US GAAP, where applicable and as appropriate to allow Parties to fulfill reporting obligations, with such audit performed by the Accounting Auditor (or, in the absence of the Accounting Auditor, an independent accounting firm of recognized public accounting firm with international standing, preferably a “big four” accounting firm), to be delivered [***] following the last day of the Financial Year, only to the extent requested or required by either Party;
(iv)such additional financial information and projections as may be reasonably requested by MGM or ORIX concerning the Company for inclusion in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or disclosure documents in connection with syndications, private placements or public offerings by MGM or its Affiliates or ORIX or its Affiliates, as applicable, of debt securities or loans or equity or hybrid securities; and
(v)such information concerning the Company as MGM or ORIX or their respective Affiliates may require for filings with any Governmental Authority with jurisdiction over MGM or its Affiliates or ORIX or its Affiliates, as applicable;
(c)provide the financial and operational reports to be delivered to MGM and ORIX under this Agreement in such electronic format(s) as may reasonably be required by MGM or ORIX from time to time.
14.6Access to information
14.6.1Subject to Section 21, each Party and its authorized representatives shall be allowed access upon request and at all reasonable times to examine and inspect (and at its expense to take copies of) the books and records of the Company.
14.6.2Subject to Section 21, each Party may receive information in respect of the Company and its Subsidiaries from any Director nominated by it for appointment.
15.TRANSFER OF SHARES
15.1General Restrictions on Transfer
15.1.1Except as explicitly permitted under the provisions of this Section 15 or in accordance with Sections 17.3, 17.4, or 18.2 or any Finance Documents, or as otherwise consented to in writing by the other Party, each Party agrees that (a) such Party will not Transfer any of its Shares and (b) such Party will ensure that its Affiliate Transferee (if any), and any Person that directly or indirectly holds Equity Securities in such Party or Affiliate Transferee, not Transfer any Shares or any Equity Securities in such Party or Affiliate Transferee.
15.1.2Notwithstanding any other provision of this Agreement, except as provided in Section 15.1.3, each Party agrees that it will not Transfer any of its Shares (i) in breach of the Finance Documents or the Agreements with Osaka Government (including breach of any applicable requirement for approval of such Transfer of Shares by the Osaka Government pursuant to the Agreements with Osaka Government), (ii) in violation of applicable Laws (including breach of any applicable requirement for approval of such Transfer of Shares by the Casino Regulatory Commission), (iii) to any Restricted Transferee, or (iv) without the prior written consent of the Non-Defaulting Party if such Party proposing to Transfer its Shares is a Defaulting Party in respect of which an Event of Default has occurred.
15.1.3For the avoidance of doubt, nothing in this Agreement is intended to limit any Transfer of Equity Securities, of MGM Resorts International, ORIX or any other publicly traded entity.
15.1.4Any Transfer or attempted Transfer of any Shares in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company's shareholders’ register, and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Shares for all purposes of this Agreement.
15.2Transfers to Affiliates
Each Party shall be permitted to Transfer all (but not less than all) of its Shares (the Party that Transfers its Shares, the “Transferring Party”) to an Affiliate of such Party provided that Equity Securities of such Affiliate representing more than [***] of the voting and economic interests in such Affiliate are, directly or indirectly through one or more intermediaries, owned by the ultimate parent company of such Party (i.e., ORIX (in the case of a Transfer by ORIX) or MGM Resorts International (in the case of a Transfer by MGM)) (an “Affiliate Transferee”) [***]; and provided, further, that:
(a)the Transfer will comply with Section 15.1.2;
(b)the Transferring Party provides to the other Party a written notice identifying: (a) the name and identity (whether wholly owned or not) of the proposed Affiliate Transferee; (b) the number of Shares to be Transferred; and (c) the scheduled date of the Transfer, at least [***] days before the date of Transfer;
(c)[***];
(d)the Transferring Party and such Affiliate Transferee execute and deliver to the other Party an accession agreement in a form reasonably satisfactory to the other Party to accede to this Agreement as a Party upon such transfer and be bound by the terms and conditions of this Agreement; and
(e)the Transferring Party shall (i) cause the proposed Affiliate Transferee to comply with the terms of this Agreement, [***].
15.3Transfers to a Third Party
From and after the date that is [***], with the other Party’s prior written consent to the applicable transfer, which consent will not be unreasonably withheld, conditioned or delayed, a Transferring Party shall be permitted to Transfer all (but not less than all) of its Shares to a Person other than an Affiliate Transferee (such Person, a “Third Party Transferee”); provided that:
(a)the Transfer will comply with Section 15.1.2;

(b)such Third Party Transferee meets reasonable standards of creditworthiness and reputability;
(c)the Transferring Party shall not be in any breach of, incompliance with or default under the Project Documents or the Ancillary Agreements to which the Transferring Party or any of its Affiliate is a party;
(d)the Third Party Transferee shall enter into a new shareholders’ agreement with the non-transferring Party the terms and conditions (including, but not limited to, those regarding the new governing structure of, and the service agreement and other contractual relationship with, the Company) of which are in principle the same as this Agreement and grounded upon a fundamental concept of equal footing between the non-transferring Party and the Third Party Transferee and which are reasonably satisfactory to the non-transferring Party acting in good faith;
(e)the Transferring Party complies with the first offer procedures set forth in Section 15.4, if applicable;
provided that for the avoidance of doubt, the restriction in clause (e) of this Section 15.3 shall not apply in respect of Transfers in the circumstances described in Section 17.3.
15.4[***]
15.5Indirect Transfers
MGM may permit the Transfer of all or part of the Equity Securities of [***] to any Person with ORIX’s prior written consent to the Transfer, which consent will not be unreasonably withheld, conditioned or delayed (it being understood that, in determining whether to provide such written consent, ORIX may take into consideration, among other factors, the creditworthiness and reputability of the Person to whom relevant Equity Securities are to be Transferred); and provided that:
(a)the Transfer will comply with Section 15.1.2;
(b) (x) MGM Resorts International continues to own, directly or indirectly through one or more intermediaries, Equity Securities representing at least [***] of the voting and economic interests in MGM or its Affiliate Transferee, as applicable, which then directly owns the Shares, and MGM or such Affiliate Transferee continues to otherwise be an Affiliate of MGM Resorts International, and (y) no Person other than MGM Resorts International or a Person Controlled by MGM Resorts International shall have any direct or indirect rights (including voting rights) in the Company; and
(c)Stabilization has already occurred. For purposes of the foregoing, “Stabilization” means that each of the following has been satisfied: (i) the third (3rd) anniversary of the Opening Date has occurred; and (ii) the Project has achieved projected EBITDA for year three of operations during a consecutive trailing twelve (12) months period.

For the avoidance of doubt, nothing in this Section 15.5 is intended to limit or restrict any Transfer of Equity Securities of MGM Resorts International, ORIX or any other publicly traded entity.
15.6Further Actions
The Parties shall execute and perform all such documents and acts and exercise all such powers and rights available to them, including the convening of all meetings of the Board, and the passing of all resolutions by the Board, as are reasonably required to ensure that the Parties give effect to and fully implement (including by ensuring that their respective Director nominees approve and use all reasonable efforts to give effect to and implement), any Transfer of Shares that is permitted under Section 15.
16.[***]
16.1[***]
16.2[***]
17.PRIVILEGED LICENSE
17.1Cooperation
ORIX acknowledges that MGM and its Affiliates are subject to Gaming Regulations and/or other regulations in multiple jurisdictions and MGM acknowledges that ORIX and its Affiliates may be subject to Gaming Regulations and/or other regulations in multiple jurisdictions. The Parties agree (and shall cause the Company) to use reasonable best efforts to cooperate with each other in connection with any regulatory inquiries relating in any way to the Project and/or the business of ORIX or MGM or the Company.
17.2[***]
17.3[***]
17.4[***]
17.5[***]
18.EVENTS OF DEFAULT; REMEDIES
18.1Events of default
18.1.1The occurrence of any of the following events shall constitute an “Event of Default” hereunder on the part of the Party to which such event relates (the “Defaulting Party”, and the other Party shall be referred to as the “Non-Defaulting Party”):
(a)any material breach by a Party of its representations and warranties pursuant to Section 4;
(b)except to the extent caused by a Force Majeure Event, if a Party (or any of its Affiliates) commits a material breach of any of its obligations set forth in this Agreement or any Ancillary Agreement to which it is a party, and fails to cure such breach within the period of [***] days after receiving notice of such breach from the other Party (if such cure cannot reasonably be completed within such [***] cure period, then the [***] cure period will be extended by a reasonable period if the breaching Party commences such cure before the [***] cure period expires and thereafter diligently and in good faith prosecutes such cure to completion);
(c)if an Insolvency Event occurs with respect to a Party (or, with respect to MGM, MGM Resorts International);
(d)if a Party (or any of its Affiliates) commits a material breach of any of its material obligations set forth in any of the Agreements with Osaka Government to which it is a party, and fails to cure such breach within the applicable cure period (if any) under the relevant Agreements with Osaka Government;
(e)if a Party fails to obtain approval (ninka) under Article 58 of the IR Act, or has such approval revoked by the Casino Regulatory Commission; or
(f)if a Party commits any fraudulent act, intentional act or wilful misconduct in connection with the Company or the Project (i) resulting in or triggering a material breach of or material default under the Agreements with Osaka Government or the Finance Documents, or (ii) resulting in a material violation of the IR Act, enforcement actions by the MLIT or Casino Regulatory Commission, or revocation or non-renewal of the Certification of the Area Development Plan or the Casino License of the Company.
18.1.2Upon the occurrence of any Event of Default, the Non-Defaulting Party shall have the right, without limitation, to exercise any and all rights and remedies set forth in this Agreement or as may be available at law or in equity against the Defaulting Party.
18.2[***]
18.3Indemnification
18.3.1MGM shall indemnify and defend ORIX, its Affiliates, and its and their respective stockholders, members, partners, managers, officers, directors, employees, agents, successors and assigns (the “ORIX Indemnitees”) against, and shall hold the ORIX Indemnitees harmless from, any Losses incurred or suffered by an ORIX Indemnitee resulting from, arising out of, or in connection with, or otherwise with respect to:
(a)any Event of Default on the part of MGM; or
(b)any breach of any representation, warranty, covenant or agreement of MGM or its Affiliates contained in this Agreement or the Ancillary Agreements (including but not limited to any breach of the contribution obligations set forth in Section 3.1 or Section 3.2.2(b)).

18.3.2ORIX shall indemnify and defend MGM, its Affiliates, and its and their respective stockholders, members, partners, managers, officers, directors, employees, agents, successors and assigns (the “MGM Indemnitees”) against, and shall hold the MGM Indemnitees harmless from, any Losses incurred or suffered by an MGM Indemnitee resulting from, arising out of, or in connection with, or otherwise with respect to:
(a)any Event of Default on the part of ORIX; or
(b)any breach of any representation, warranty, covenant or agreement of ORIX or its Affiliates contained in this Agreement or the Ancillary Agreements (including but not limited to any breach of the contribution obligations set forth in Section 3.1 or Section 3.2.2(b)).
18.3.3The Losses that are indemnifiable under Sections 18.3.1 and 18.3.2 shall include, without limitation, the product of (a) any amounts paid by the Company to Osaka Government as a penalty or compensation for damages under the Agreements with Osaka Government, resulting from, arising out of, or in connection with, or otherwise with respect to the other Party’s breach of its contribution obligations set forth in Section 3.1 or Section 3.2.2(b) multiplied by (b) the Shareholding Ratio of the indemnified Party.
18.4Limitations on liability
18.4.1Notwithstanding anything to the contrary contained in this Agreement or otherwise, but subject to Section 18.4.2:
(a)there shall be no recovery pursuant to this Agreement by any Party for any punitive, exemplary, consequential, incidental, special, or other similar damages or any loss of profits, loss of use or revenue, losses by reason of cost of capital, loss of business reputation, diminution of value or any damages based on any type of multiple, in any claim or proceeding by one Party against the other Party arising out of or relating to an Event of Default or breach or alleged Event of Default or breach of any representation, warranty, covenant, or agreement under this Agreement by such other Party; and
(b)except for gross negligence or willful misconduct, the aggregate amount of Losses for which a Party shall be liable pursuant to this Agreement shall not exceed the aggregate amount of Contributions that such Party actually funds or, as of the time of determination, is required to fund hereunder; and
(c)the limitation set forth in Section 18.4.1(b) above shall not apply to any claim or proceeding by one Party against the other Party for amounts that are required to be paid and are actually paid by the ORIX Indemnitees, MGM Indemnitees or the Company, as applicable, to (i) the lenders under the Finance Documents or (ii) Osaka Government under the Agreements with Osaka Government.

18.4.2Nothing in this Section 18.4 shall be deemed to apply to, or limit or otherwise modify any rights or obligations of any Party under Sections 7.3, 17.3, 17.4 and 18.2.
19.(INTENTIONALLY OMITTED)
20.DURATION AND TERMINATION
20.1Duration and Termination
Except as otherwise provided, this Agreement shall continue in full force and effect without limit in time until the earlier of:
20.1.1the date on which both Parties agree in writing to terminate it;
20.1.2the date on which either Party (together with its Affiliate Transferees) ceases to hold Shares in compliance with this Agreement; and
20.1.3the date on which the Company’s liquidation or dissolution procedures, including the payment or settlement of all outstanding costs, expenses and liabilities, contingent and liquidated, and the distribution of the remaining net assets of the Company, have been completed.
20.2Effect of termination
Except as agreed otherwise by the Parties in writing, termination of this Agreement shall be without prejudice to any liability or obligation in respect of any matters, undertakings or conditions which have not been observed or performed by each, or the relevant, Party prior to such termination.
20.3Surviving Provisions
Section 1, Section 8.3.4, Section 18.3, Section 18.4 and Sections 20 through 27 shall continue to apply to all Parties after termination of this Agreement or to any Party after such Party ceases to be a Party.

21.CONFIDENTIALITY
21.1Each Party shall keep strictly confidential:
21.1.1any and all material non-public information received from the other Party (whether received prior to or after the execution of this Agreement) or from any advisor appointed by the other Party;
21.1.2the terms of this Agreement, the Ancillary Agreements and the existence hereof and thereof; and
21.1.3non-public or proprietary information of the Company relating to the Company or the Business (hereinafter referred to as “Confidential Information”).
21.2No Party shall make Confidential Information available to any third party, other than:
21.2.1to Osaka Government (or any of its advisors) as necessary in the context of the Project;
21.2.2to its Affiliates and to its and its Affiliates’ directors, officers, employees, consultants, lenders, accountants, existing or prospective partners, agents and advisers on a need-to-know (for the purposes set forth in Section 21.4) and confidential basis (“Authorized Recipients”);
21.2.3where required by (i) applicable Laws; (ii) any securities exchange; (iii) any competent Governmental Authority or (iv) any listing agreement of any Party or any Affiliate thereof, provided, in each case that, the disclosing Party (unless prevented by Law or any regulatory authority from so doing) promptly notifies the non-disclosing Party of that requirement; or where the disclosing Party determines in good faith that self-reporting of Confidential Information to any of the foregoing parties is necessary or appropriate to minimize or lessen any material regulatory-related risks, subject to the prior consent of the non-disclosing Party, which consent shall not be unreasonably withheld, conditioned or delayed. The disclosing Party shall obtain such prior consent (unless prevented from so doing by any applicable Law, securities exchange, Governmental Authority, or listing agreement of any Party or any Affiliate thereof) by submitting a request for self-reporting to the non-disclosing Party, including details of the Confidential Information to be disclosed. The disclosing Party will only disclose Confidential Information to the extent it is so required or set forth in the request for self-reporting, as applicable, and shall, where relevant, endeavor to ensure that any such disclosed Confidential Information will be accorded confidential treatment; and
21.2.4where the other Party has given prior written approval to such disclosure.
21.3The obligations set out in this Section 21 shall not apply to information which:
21.3.1is already in the possession of the receiving Party, provided that such information is not known by the receiving Party to be subject to an obligation of confidentiality owed to the disclosing Party;

21.3.2is generally available to the public (including other casino or Integrated Resort operators) other than through a breach of this Agreement by the receiving Party; or
21.3.3is or comes into the possession of the receiving Party from a source which is not known to the receiving Party to be subject to an obligation confidentiality owed to the disclosing Party.
21.4No Party shall be entitled to use the Confidential Information for purposes other than in connection with the evaluation, negotiation and implementation of the Project, the management, supervision of, investment in and funding of the Company and the exercise or performance of its rights and obligations under this Agreement.
21.5All right, title and interest in and to any Confidential Information disclosed by the disclosing Party shall remain the exclusive property of the disclosing Party. The Parties acknowledge and agree that this Agreement or any disclosure of Confidential Information hereunder shall not be construed as a transfer or sale by the disclosing Party of any right whatsoever, by license or otherwise, in or to any Confidential Information, and nothing herein will be construed to constitute or imply an option, grant or license to the receiving Party or any of its Authorized Recipients under any patent, copyright, trademark, trade secret or other rights now or hereinafter held by the disclosing Party. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS,” WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, A WARRANTY THAT IT IS ACCURATE OR COMPLETE OR A WARRANTY AGAINST INFRINGEMENT. The receiving Party agrees that the disclosing Party shall not have any liability to the receiving Party or to any of its Authorized Recipients relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.
21.6Notwithstanding any other provision in this Agreement, the confidentiality obligations hereunder shall be in force from the date of this Agreement as to each Party and such obligations shall survive any termination of this Agreement for a period of five years from the date of termination of this Agreement.
21.7Each Party agrees to, and shall ensure that its respective Authorized Recipients shall, return to the relevant disclosing Party on demand, or use all reasonable endeavors to destroy, any document (including any note, analysis or memorandum and any document stored in electronic form) containing Confidential Information provided by or on behalf of such other Party, save as otherwise may be required under any applicable Law, rule or regulation, including the rules of a professional body or in accordance with any written internal document retention policy or computer back-up procedures.
21.8Each Party agrees to ensure that each of its respective Authorized Recipients who receive Confidential Information is aware of and adhere to the terms of this Section 21.

22.ANNOUNCEMENTS
22.1The Parties shall consult with each other before issuing, and shall provide each other the opportunity to review and comment upon, any press release or other public statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to obtaining the other Party’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law, securities exchange or any listing agreement of any Party (or any Affiliate thereof); provided that no approval shall be necessary for communications reasonably consistent with previously approved communications.
23.EXCLUSIVITY AND NON-COMPETITION
23.1Exclusivity During the Bidding Process
Each Party agrees that (a) it and its Affiliates will exclusively work together with the other Party and such other Party’s Affiliates for the Project, and (b) it and its Affiliates will not pursue or bid for any other Integrated Resort projects in Japan unless (i) Osaka Government does not select the Parties as an operator for the Project or (ii) the RFP process is not completed prior to December 31, 2021.
23.2[***]
24.GOVERNING LAW
This Agreement and any non-contractual or other obligations arising out of or in connection with it are governed by the laws of Japan.
25.ARBITRATION
25.1The Parties irrevocably agree that any dispute, controversy or claim arising from or connected with this Agreement, including one regarding the existence, validity or termination of this Agreement or the consequences of its nullity or relating to any non-contractual or other dispute arising from or connected with this Agreement (a “Dispute”) shall be referred to and finally resolved by arbitration under the Arbitration Rules of the Japan Commercial Arbitration Association, which Arbitration Rules are deemed to be incorporated into this Agreement.
25.2The arbitral tribunal shall consist of three arbitrators. Each of ORIX and MGM shall be entitled to select one arbitrator each, and such two arbitrators shall select the third arbitrator.
25.3The seat of the arbitration shall be Japan. The language of the arbitration shall be English.
25.4The award issued by the chosen arbitrators shall be final and binding upon the Parties and shall be the sole and exclusive remedy between the Parties regarding any claims, counter-claims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.
25.5Nothing in this Section 25 limits the right of the Parties to seek a temporary restraining order, preliminary injunction or other interim or conservatory relief from any court of competent jurisdiction or the arbitral tribunal established pursuant to this Section 25.
26.GENERAL
26.1Supremacy of this Agreement
If there is any conflict or inconsistency between the provisions of this Agreement and the Articles, this Agreement shall prevail, to the extent permissible under applicable Laws. Each Party shall exercise all voting and other rights and powers available to it so as to give effect to the provisions of this Agreement and, if necessary, to procure (so far as it is able to do so) any required amendment to the Articles. Nothing in this Agreement shall be deemed to constitute an amendment of the Articles.
26.2Entire Agreement and Non-Reliance
26.2.1This Agreement, together with the A&R MOU, (a) constitutes the entire agreement between the Parties relating to the subject matter of this Agreement to the exclusion of any terms implied by law to the extent that they may be excluded by contract and (b) supersedes any previous agreements (other than the Cost Sharing Agreement) between the Parties in relation to the matter dealt with in this Agreement, including the [***]. The Parties agree and acknowledge that on the Full Governance Date, the A&R MOU shall automatically terminate and cease to have any force or effect.
26.2.2Each Party acknowledges and agrees that it has not relied on or been induced to enter into this Agreement by a representation, warranty or undertaking (whether contractual or otherwise) that is not expressly set out in this Agreement. No Party is liable to another Party for a representation, warranty or undertaking that is not set out expressly in this Agreement.
26.3Costs
Except as provided in the Cost Sharing Agreement or the Development Management Agreement or where this Agreement provides otherwise, each Party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.
26.4Payments
Any and all payments required to be made by a Party under this Agreement shall be made in immediately available funds in Japanese Yen by wire transfer to a bank account designated in writing by the Party or the Company receiving such payment at least give ten (10) Business Days before such payment is due, and the wire transfer, remittance charges and other expenses incurred in connection with the transfer of any such funds shall be borne by the Party making the payment unless otherwise explicitly specified herein. If the payment is subject to Japanese consumption taxes, the Party making the payment shall add to the payment the amount equal to the amount of the applicable consumption taxes. (a) If the payment to be made by a Party under this Agreement is subject to any withholding taxes, the Party making the payment shall deduct and withhold from the payment the amount of the applicable withholding taxes; (b) in cases where a double tax convention is applicable to the payment, if and so long as the Party receiving the payment takes procedures necessary for the application of such convention, the Party making the payment shall deduct and withhold from the payment the amount of the applicable withholding taxes at the rate applicable under such convention, and shall assist the recipient Party in claiming exemption or taxation at the reduced rate under the convention, and (c) to the extent any amount is withheld pursuant to Section 26.4(a) or (b), such withheld amount shall be treated as having been paid to such Party receiving the payment in respect of which such deduction and withholding was made.
26.5Amendments; Waivers
26.5.1Any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in a written agreement specifically prepared for such purpose (and not an e-mail or other electronic communication) and such written agreement is signed (i) by each Party in the case of an amendment, or (ii) by the Party against whom the waiver is to be effective in the case of a waiver.
26.5.2The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.
26.6Cumulative rights
The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
26.7No Partnership
Nothing in this Agreement and no action taken by a Party under this Agreement shall be deemed to constitute a partnership between any of the Parties. The Parties are independent contractors. Nothing in this Agreement shall constitute a Party being an agent or fiduciary of the other Party, and nothing in this Agreement shall constitute either Party being the guarantor of any obligation or liability of the other. No Party shall have the right or authority to assume, create or incur any commitment, liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party.

26.8Severance
26.8.1If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.
26.8.2To the extent it is not possible to delete or modify the provision, in whole or in part, under Section 26.8.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Section 26.8.1, not be affected.
26.9Damages not an adequate remedy
Each Party acknowledges and agrees that the other Party might be damaged irreparably in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, so that, subject to satisfaction of the requirements of the Civil Provisional Remedies Act of Japan and other applicable Laws, a Party shall be entitled to injunctive relief, or other equitable remedies, to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement, in addition to any other remedy to which it would be entitled, at law or in equity.
26.10Further assurance
Each Party agrees to take all such action or procure that all such action is taken as is reasonable in order to implement the terms of this Agreement or any transaction or matter contemplated by this Agreement.
26.11Assignment; No third party beneficiaries
This Agreement shall be binding on and inure for the benefit of each Party’s successors and permitted assigns. Except as otherwise expressly provided in this Agreement, no Party shall, without the prior written consent of the other Party, assign, transfer, grant any security interest over or create any trust in respect of, or purport to assign, transfer, grant any security interest over or create any trust in respect of, or otherwise dispose of, any of its rights or obligations under this Agreement. This Agreement is solely for the benefit of the Parties and no provision of this Agreement shall be deemed to confer upon any third party any remedy, claim, cause of action or any other type of reimbursement arrangement.
26.12Notices
26.12.1A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:
(a)in writing;
(b)in the English language; and
(c)delivered personally or sent by pre-paid recorded delivery, courier using an internationally recognized courier company, or by email to the Party due to receive the Notice to the address set out in Section 26.12.3.
A Party may change its notice details by giving written notice of the change to the other Parties.
26.12.2Deemed delivery
Unless there is evidence that it was received earlier, a Notice is deemed given:
(a)if delivered personally or sent by courier, when left at the address referred to in Section 26.12.3;
(b)if sent by pre-paid recorded delivery, at 9.30 a.m. (local time of delivery address) on the second Business Day after posting it or, if earlier, at the time recorded by the delivery service; and
(c)if sent by email, within the date of such email transmission.
Any Notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.
26.12.3Addresses for notices
The addresses referred to in Section 26.12.1(c) are:
(a)in the case of ORIX:
Address:    [###]
Email:    [###]
Marked for the attention of:    MICE-IR Office

(b)in the case of MGM:
Address:    [###]
Email:        [###]
Marked for the attention of:    Representative Officer, President and CEO
with a copy (which shall not constitute notice) to MGM Resorts International:
Address:    [###]
Email:         [###]
Marked for the attention of:     Legal Department

26.13Governing Language
This Agreement is drawn up in the English language. Any amendment to this Agreement shall be drawn up in the English language.
27.COUNTERPARTS
This Agreement may be executed in any number of counterparts (including by means of facsimile or other digital imaging device (e.g., PDF)), each of which is an original and all of which together evidence the same agreement. This Agreement shall not come into effect until each party has executed at least one counterpart.
[Signature Page Follows]

In witness of which this Agreement has been executed on the date stated at the beginning of this Agreement.
ORIX CORPORATION

By:    /s/ ORIX Corporation (Seal of ORIX Corporation)
2-4-1 Hamamatsu-cho, Minato-ku, Tokyo
ORIX Corporation
Makoto Inoue, Representative Executive Officer and President

MGM RESORTS JAPAN, LLC
By:    /s/ MGM Resorts Japan, LLC (Seal of MGM Resorts Japan, LLC)
1-1-1 Otemachi, Chiyoda-ku, Tokyo 100-0004
Otemachi Park Building 6F
MGM Resorts Japan, LLC
Ed Bowers, Representative Executive Officer, President and CEO